Exhibit 99.2

THE MILLS CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

Amended and Restated as of January 1, 2003

THE MILLS CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

Amended and Restated as of January 1, 2003

TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS
1.1	ACCOUNT
1.2	BENEFICIARY
1.3	BOARD
1.4	CHANGE IN CONTROL
1.5	CODE
1.6	COMMON STOCK
1.7	COMPANY CONTRIBUTION
1.8	COMPENSATION
1.9	COMPENSATION DEFERRAL AND STOCK OPTION GAINS CONTRIBUTION ACCOUNT
1.10	COMPENSATION DEFERRALS
1.11	COMPETITION
1.12	DEFERRAL ELECTION FORM
1.13	DESIGNATION DATE
1.14	EARLY RETIREMENT AGE
1.15	EFFECTIVE DATE
1.16	ELIGIBLE EMPLOYEE
1.17	EMPLOYER
1.18	EMPLOYER CONTRIBUTION CREDIT ACCOUNT
1.19	EMPLOYER CONTRIBUTION CREDITS
1.20	EMPLOYER STOCK FUND
1.21	ENTRY DATE
1.22	FORM AND TIMING OF PAYMENT ELECTION FORM
1.23	PARTICIPANT
1.24	PLAN
1.25	PLAN COMMITTEE
1.26	PLAN YEAR
1.27	STOCK OPTION GAINS
1.28	STOCK OPTION GAINS CONTRIBUTION
1.29	RETIREMENT AGE
1.30	TOTAL AND PERMANENT DISABILITY
1.31	TRUST
1.32	TRUSTEE
1.33	VALUATION DATE

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ARTICLE 2: ELIGIBILITY AND PARTICIPATION

2.1	REQUIREMENTS
2.2	RE-EMPLOYMENT
2.3	CHANGE OF EMPLOYMENT CATEGORY

ARTICLE 3: CONTRIBUTIONS AND CREDITS

3.1	PARTICIPANT CONTRIBUTIONS AND CREDITS
(a) Compensation Deferrals
(b) Stock Option Gain Conversions
(c) The Participant’s Compensation Deferral and Stock Option Gains Contribution Account
3.2	EMPLOYER CONTRIBUTION CREDITS
(a) Vesting in Company Contributions
3.3	CONTRIBUTIONS TO THE TRUST

ARTICLE 4: ALLOCATION OF FUNDS

4.1	ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS
4.2	ACCOUNTING FOR DISTRIBUTIONS
4.3	SEPARATE ACCOUNTS
4.4	INTERIM VALUATIONS
4.5	DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS
4.6	DEEMED INVESTMENT IN COMMON STOCK
4.7	EXPENSES AND TAXES

ARTICLE 5: ENTITLEMENT TO BENEFITS

5.1	FIXED PAYMENT DATES; TERMINATION OF EMPLOYMENT
5.2	IMMEDIATE DISTRIBUTION ELECTION; TEN PERCENT PENALTY
5.3	HARDSHIP DISTRIBUTIONS
5.4	RE-EMPLOYMENT OF RECIPIENT

ARTICLE 6: DISTRIBUTION OF BENEFITS

6.1	AMOUNT
6.2	METHOD OF PAYMENT
(a) Cash or In-Kind Payments
(b) Timing and Manner of Payment
6.3	DEATH BENEFITS
6.4	DISABILITY BENEFITS

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6.5	CHANGE IN CONTROL

ARTICLE 7: BENEFICIARIES; PARTICIPANT DATA

7.1	DESIGNATION OF BENEFICIARIES
7.2	INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES

ARTICLE 8: ADMINISTRATION

8.1	PLAN COMMITTEE
8.2	ADMINISTRATIVE AUTHORITY
8.3	UNIFORMITY OF DISCRETIONARY ACTS
8.4	LITIGATION
8.5	CLAIMS PROCEDURE

ARTICLE 9: AMENDMENT

9.1	RIGHT TO AMEND
9.2	AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN

ARTICLE 10: TERMINATION

10.1	EMPLOYER’S RIGHT TO TERMINATE OR SUSPEND PLAN
10.2	AUTOMATIC TERMINATION OF PLAN
10.3	SUSPENSION OF DEFERRALS
10.4	ALLOCATION AND DISTRIBUTION
10.5	SUCCESSOR TO EMPLOYER

ARTICLE 11: THE TRUST

ARTICLE 12: MISCELLANEOUS

12.1	STATUS OF PARTICIPANTS
12.2	LIMITATIONS ON LIABILITY OF EMPLOYER
12.3	CONSTRUCTION
12.4	EMPLOYER STOCK SUBJECT TO PLAN
(a) Changes in Capital Structure
(b) Necessary Actions

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THE MILLS CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of January 1, 2003

RECITALS

This The Mills Corporation Nonqualified Deferred Compensation Plan (the “Plan”) is adopted by The Mills Corporation, a Virginia Corporation (the “Employer”) for certain of its eligible employees.  The purpose of the Plan is to offer those employees an opportunity to elect to defer the receipt of compensation in order to provide deferred compensation, post-employment and related benefits taxable pursuant to section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), and to provide a deferred compensation vehicle to which the Employer may credit certain amounts on behalf of participants.  The Plan is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

ARTICLE 1

DEFINITIONS

1.1                                 ACCOUNT means the balance credited to a Participant’s or Beneficiary’s Plan account, including amounts credited under the Compensation Deferral Account and Stock Option Gains Contribution Account and the Employer Contribution Credit Account and deemed income, gains and losses (as determined by the Employer, in its discretion) credited thereto.  A Participant’s or Beneficiary’s Account shall be determined as of the date of reference.

1.2                                 BENEFICIARY means any person or persons so designated in accordance with the provisions of Article 7.

1.3                                 BOARD means the Board of Directors of The Mills Corporation, a Virginia corporation, and its successors and assigns, or any other corporation or business organization which, with the consent of The Mills Corporation, or its successors or assigns, assumes the obligations of The Mills Corporation, hereunder.

1.4                                 CHANGE IN CONTROL means a transaction or series of transactions occurring after the Effective Date, in which (i) any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) or the Securities Exchange Act of 1934 (the “Act”)), becomes, directly or indirectly, the beneficial owner (as defined in the general rules and regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Act) of more than fifty percent (50%) of the then outstanding shares of the Employer’s capital stock entitled to vote generally in the election of directors of the Employer; or (ii) the stockholders of the Employer approve a definitive agreement for (A) the merger or other business combination of the Employer with or into another corporation pursuant to which the stockholders of the Employer do not own, immediately after the transaction, more than fifty percent (50%) of the voting power of the corporation that survives and is a publicly traded corporation and not a subsidiary of another corporation, or (B) the sale, exchange or other disposition of all or substantially all of the assets of the Employer; or (iii) during any period of two (2) years or less, individuals who at the beginning of such period constituted the Board of Directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Employer, of each new director was approved by a vote of at least seventy-five percent (75%) of the directors at the beginning of the period. Notwithstanding the foregoing, a Change in Control shall not be deemed to have taken place if beneficial ownership is acquired by, or a tender offer exchange is commenced by, the Employer or any of its subsidiaries, any profit sharing, employee ownership or other employee benefit plan of the Employer or any subsidiary of any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities.

1.5                                 CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.6                                 COMMON STOCK means the Employer’s voting common stock.

1.7                                 COMPANY CONTRIBUTION the Company shall retain the right to make discretionary contributions for any Participant under this Plan

1.8                                 COMPENSATION means the total current cash remuneration, including regular salary, bonus payments, sales bonus compensation, stock option gains and other compensation as defined by the Plan Committee and paid by the Employer to an Eligible Employee with respect to his or her service for the Employer (as determined by the Employer, in its discretion).

1.9                                 COMPENSATION DEFERRAL AND STOCK OPTION GAINS CONTRIBUTION ACCOUNT is defined in Section 3.1(c).

1.10                           COMPENSATION DEFERRALS are defined in Section 3.1(a).

1.11                           COMPETITION means the Employer’s reasonable determination that the Participant has (i) engaged in, become interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or become associated with, in the capacity of an employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the geographic area of the business of the Employer which enterprise is, or may be deemed to be, competitive with any business carried on by the Employer; (ii) solicited, induced or attempted to induce, in connection with any business competitive with that of the Employer, any customers or employees of the Employer to curtail or discontinue their relationship with the Employer; or (iii) disclosed, communicated or misused, to the detriment or injury of the Employer, any confidential and proprietary information relating to the business and operations of the Employer to any person or entity not associated with the Employer.

1.12                           DEFERRAL ELECTION FORM means the form or forms on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

1.13                           DESIGNATION DATE means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 4.5, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 4.5, shall become effective.  The Designation Dates in any Plan Year shall be any business day of any calendar month that the major stock exchanges are open and/or as designated by the Plan Committee.

1.14                           EARLY RETIREMENT AGE means the date on which the Participant’s age equals or exceeds 55 but is not yet retirement age.

1.15                           EFFECTIVE DATE means the effective date of the Plan, which shall be January 1, 2003.

1.16                           ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), a person employed by the Employer where compensation is paid on a United States payroll, who is determined by the Plan Committee in its sole discretion to be a member of a select group of management or highly compensated employees eligible to participate in the Plan.  By each November 1 (or before the Effective Date for the Plan’s first Plan Year), the Plan Committee shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year.  If the Plan Committee determines that an individual first becomes an Eligible Employee during a Plan Year, the Plan Committee shall notify such individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

1.17                           EMPLOYER means The Mills Corporation, a Virginia corporation, and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of The Mills Corporation, or its successors or assigns, assumes the Employer’s obligations hereunder, and any other corporation or business organization which agrees, with the consent of The Mills Corporation, to become a party to the Plan.

1.18                           EMPLOYER CONTRIBUTION CREDIT ACCOUNT is defined in Section 3.2.

1.19                           EMPLOYER CONTRIBUTION CREDITS is defined in Section 3.2.

1.20                           EMPLOYER STOCK FUND means an account maintained on the books of the Employer reflecting credits to Participants’ Accounts in Common Stock.

1.21                           ENTRY DATE with respect to an individual means 30 days following the date on which the individual first becomes an Eligible Employee.

1.22                           FORM AND TIMING OF PAYMENT ELECTION FORM means the form or forms on which a Participant elects the form and timing of the Participant’s Plan benefit.

1.23                           PARTICIPANT means any person so designated in accordance with the provisions of

Article 2, including, where appropriate according to the context of the Plan, any former employee who is or may become eligible to receive a benefit under the Plan.

1.24                           PLAN means this The Mills Corporation Nonqualified Deferred Compensation Plan set forth herein, as amended from time to time.

1.25                           PLAN COMMITTEE refers to the officers and employees of the Employer appointed by the Board to administer the Plan on behalf of the Employer.

1.26                           PLAN YEAR means the twelve (12) month period ending on December 31 of each year during which the Plan is in effect.

1.27                           STOCK OPTION GAINS, with respect to a given stock option award granted by the Employer to a particular Participant under an Employer-sponsored stock option program, means the difference in dollar value, determined as of the date of exercise of the stock option, between the exercise price of the stock option and the fair market value of the underlying Common Stock as of the date of the exercise of the stock option.

1.28                           STOCK OPTION GAINS CONTRIBUTION is defined in Section 3.1(b).

1.29                           RETIREMENT AGE with respect to any Participant means the date on which the Participant’s equals or exceeds 65.

1.30                           TOTAL AND PERMANENT DISABILITY means the classification of a Participant as “disabled” pursuant to the group long term disability plan maintained by the Employer, or a successor to such plan (or, if there is no such plan, as reasonably determined by the Employer).

1.31                           TRUST means the Trust described in Article 11.

1.32                           TRUSTEE means the trustee of the Trust described in Article 11.

1.33                           VALUATION DATE means the last business day prior to a Distribution and any other date that the Plan Committee, in its sole discretion, designates as a Valuation Date.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1                                 REQUIREMENTS.  Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date.  Every other Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee.  No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

Participation in the Compensation Deferral and Stock Option Gains Contribution Account portion of the Plan is voluntary. In order to participate in that portion of the Plan, an otherwise Eligible Employee must make written application in such manner as may be required by Section 3.1 and by the Employer and must agree to make Compensation Deferrals or Stock Option Gains Contributions as provided in Article 3.

Participation in the Employer Contribution Credit Account portion of the Plan is automatic.

2.2                                 RE-EMPLOYMENT.  If a Participant whose employment with the Employer is terminated is subsequently re-employed, he or she shall become a Participant in accordance with the provisions of Section 2.1.

2.3                                 CHANGE OF EMPLOYMENT CATEGORY.  During any period in which a Participant remains in the employ of the Employer but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals or Stock Option Gains Contributions hereunder or to receive Employer Contribution Credits hereunder.

ARTICLE 3

CONTRIBUTIONS AND CREDITS

3.1                                 PARTICIPANT CONTRIBUTIONS AND CREDITS.

(a)                                  Compensation Deferrals. A Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant, as a percentage of Compensation or in any fixed periodic dollar amounts designated by the Participant, with a maximum annual Deferral equal to 100% of Base Salary and 100% of Annual Bonus. Amounts so deferred will be considered a Participant’s “Compensation Deferrals.”  A Participant shall make such an election with respect to the coming twelve (12) month period during the period beginning on January 1 and ending on December 31 of each Plan Year following the initial Plan Year (or during such other period as may be established by the Plan Committee) by completing and delivering to the Plan Committee a Deferral Election Form in a form prescribed by the Plan Committee.  Should a Participant become newly eligible during a Plan Year, their election will apply from the date of participation to the next December 31.

Compensation Deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of a bonus, sales bonus compensation or stock option gain not yet payable to him or her at the time of the election, which election shall be set forth on such Participant’s Deferral Election Form.  Compensation deferrals will be limited to the extent necessary to satisfy applicable tax withholding or benefit plan contribution requirements. The Participant may change his or her regular payroll deduction Compensation Deferral amount as of, and by written notice delivered to the Plan Committee during the periods described in the preceding paragraph, with such change being first effective for Compensation to be earned following the next December 31.  During the Plan Year, a Participant may elect to discontinue their deferrals for the balance of the Plan Year upon written notification to the Plan Committee.

Once made, a Compensation Deferral Election Form with respect to a payroll deduction election shall continue in force indefinitely, until changed as provided above.  A Deferral Election Form with respect to deferrals of bonuses, sales bonus compensation, stock option gain proceeds, or other compensation payments shall continue in force only for the Plan Year for which the Deferral Election Form is first effective.  Compensation Deferrals shall be deducted by the Employer from the pay of a deferring Participant and shall be credited to the Compensation Deferral and Stock Option Gains Contribution Account of the deferring Participant.

(b)                                 Stock Option Gain Conversions.

In accordance with rules established by the Employer, a Participant may elect to convert Stock Option Gains which would otherwise be distributed to the Participant in the form of shares of Common Stock upon exercise by the Participant if his or her stock options pursuant to an Employer-sponsored stock option program, into a contribution (a “Stock Option Gains Contribution”) to the Participant’s Account. The value of the Stock Option Gains Contribution to be credited to the Participant’s Account shall be the value of the Stock Option Gains as determined pursuant to Section 1.27.

A Participant shall be entitled to make a Stock Option Gains Contribution solely at the time and in the form and manner determined by the Employer and communicated to the Participant. No Participant shall have a right to make a Stock Option Gains Contribution unless and until notified in writing by the Employer and only to the extent provided in such notice.

(c)                                  The Participant’s Compensation Deferral and Stock Option Gains Contribution Account.  There shall be established and maintained by the Employer a separate Compensation Deferral and Stock Option Gains Contribution Account in the name of each Participant to which shall be credited or debited, as applicable:  (a) amounts equal to the Participant’s Compensation Deferrals; (b) amounts equal to the Participant’s Stock Option Gains Contribution; and (c) amounts equal to any deemed earnings and/or losses (to the extent realized, based upon deemed fair market value of the Compensation Deferral and Stock Option Gains Contribution Account’s deemed assets, as determined by the Employer, in its discretion) attributable or allocable thereto; and (d) any withdrawals or distributions therefrom.

A Participant shall at all times be 100% vested in amounts credited to his or her Compensation Deferral and Stock Option Gains Contribution Account.

3.2                                 EMPLOYER CONTRIBUTION CREDITS.  Apart from Compensation Deferral and Stock Option Gains Contribution, the Company shall retain the right to make discretionary contributions for any Participant under this Plan. If applicable, there shall be established and maintained a separate Employer Contribution Credit Account in the name of each Participant which shall be credited or debited, as applicable, (a) amounts equal to the Employer’s Contribution Credits; and (b) any deemed earnings and/or losses (as determined by the Employer, in its discretion) allocated to the Employer Contribution Credit Account.

The Plan Committee in its sole discretion, if any, shall determine the Participant’s Employer Contribution Credits for a Plan Year. The Employer shall credit such Contributions on behalf of such individuals, in such amounts and with such frequency, as the Plan Committee determines in its sole discretion.

A Participant shall become vested in amounts (if any) credited to his or her Employer Contribution Credit Account according to any vesting schedule(s) adopted by the Employer’s Board of Directors, in its sole discretion, provided, however, that a Participant shall become fully vested in amounts (if any) credited to his or her Employer Contribution Credit Account upon the occurrence during the Participant’s employment with the Employer of: (i) the Participant’s Total and Permanent Disability or (ii) a Change in Control of the Employer.

(a)                                  Vesting in Company Contributions.  An Employee shall vest in amounts allocated to his or her Account as described in Section 3.2(a) above.  The vesting percentage shall apply to each Company Contribution and shall be initiated upon the date of each Company Contribution.

Additionally, an Employee shall be 100% vested if, prior to his or her Termination of Employment, the Employee attains Retirement Age, dies, becomes disabled, or due to a Change in Control.

3.3                                 CONTRIBUTIONS TO THE TRUST.  An amount shall be contributed by the Employer to the Trust maintained under Section 11 equal to the amount(s) required to be credited to the Participant’s Account under Section 3.1 and 3.2.  The Employer shall make a good faith effort to contribute these amounts to the Trust as soon as practicable following the date on which the contribution credit amount(s) are determined.

ARTICLE 4

ALLOCATION OF FUNDS

4.1                                 ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS.  Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan (including Section 4.6), and subject to such operating rules and procedures as may be imposed from time to time by the Employer, prior to the date on which a direction will become effective, the Participant shall have the right to direct the Employer as to how amounts in his or her Account shall be deemed to be invested. The Participant may direct the Employer to change their allocations on a daily basis. The Employer shall direct the Trustee to invest the account maintained in the Trust on behalf of the Participant pursuant to the deemed investment directions the Employer has properly received from the Participant.

The value of the Participant’s Account shall be equal to the value of the account maintained under the Trust on behalf of the Participant. The Participant’s Account will be credited or debited to reflect the Participant’s deemed investments of the Trust.  The Participant’s Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows: An amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable (as determined by the Trustee), of each deemed investment option within the Account since the preceding Valuation Date shall be allocated among all

Participants’ Accounts deemed to be invested in that investment option in accordance with the ratio which the portion of the Account of each Participant which is deemed to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment option.

4.2                                 ACCOUNTING FOR DISTRIBUTIONS.  As of the date of any distribution hereunder, the distribution made hereunder to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account. If a cash distribution is requested, the amount of the distribution shall first be charged against the investments of the Trust other than the Employer Stock Fund in which the Participant’s Account is deemed to be invested, on a pro rata basis, until such deemed investments are exhausted. If an in-kind distribution is requested, the amount of the distribution shall be charged on a pro rata basis against all the investments of the Trust in which the Participant’s Account is deemed to be invested.

4.3                                 SEPARATE ACCOUNTS.  A separate bookkeeping account under the Plan shall be established and maintained by the Employer to reflect the Account for each Participant with bookkeeping sub-accounts to show separately the Participant’s Compensation Deferral and Stock Option Gains Contribution Account, and the Participant’s Employer Contribution Credit Account. Each sub-account will separately account for the credits and debits described in Article 3 and Section 4.2.

4.4                                 INTERIM VALUATIONS.  If it is determined by the Employer that the value of a Participant’s Account as of any date on which distributions are to be made differs materially from the value of the Participant’s Account on the prior Valuation Date upon which the distribution is to be based, the Employer, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Participant’s Account so that the Account will, prior to the distribution, reflect its share of such material difference in value.

4.5                                 DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS.  Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan (including Section 4.6), and subject to such operating rules and procedures as may be imposed from time to time by the Employer prior to and effective for each Designation Date, each Participant may communicate to the Employer a direction (in accordance with (a), below) as to how his or her Plan Accounts should be deemed to be invested among such categories of deemed investments as may be made available by the Employer hereunder.  Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Plan Accounts which is requested to be deemed to be invested in such categories of deemed investments, and shall be subject to the following rules:

(a)                                  Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Employer, and/or, as required or permitted by the Employer, shall be by oral designation and/or electronic transmission designation.  A designation shall be effective as of the Designation Date next following the date the direction is received and accepted by the Employer on which it would be reasonably practicable for the Employer to effect the designation.

(b)                                 All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the Designation Date with respect to any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective.  An election concerning deemed investment choices shall continue indefinitely as provided in the Participant’s most recent investment direction form provided by and filed with the Employer.

(c)                                  If the Employer receives an initial or revised deemed investment direction which it deems to be incomplete, unclear or improper, the Participant’s investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Employer provides for, and permits the application of, corrective action prior thereto.

(d)                                 If the Employer possesses (or is deemed to possess as provided in (c), above) at any time directions as to the deemed investment of less than all of a Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income or similar fund made available under the Plan as determined by the Employer in its discretion.

(e)                                  Each Participant hereunder, as a condition to his or her participation hereunder, agrees to hold the Employer and its agents and representatives harmless, for any losses or damages of any kind relating to the investment of the Participant’s Account hereunder, other than such losses or damages that result directly from gross negligence or intentional malfeasance on the part of the Employer or its agents or representatives.

(f)                                    Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

4.6                                 DEEMED INVESTMENTS IN COMMON STOCK. Unless the Employer, in its sole discretion, permits otherwise, Participant’s Stock Option Gains Contributions automatically will be deemed to be invested in Common Stock, through the Employer Stock Fund.

Unless the Employer, in its sole discretion, permits otherwise, a Participant may not transfer any portion of his or her Account from the Employer Stock Fund into another deemed investment option, nor may a Participant transfer any amounts from another deemed investment option into the Employer Stock Fund.

All amounts invested in Common Stock shall be treated as if they had been purchased from the Employer at fair market value on the day that the purchase was made.

Unless the Employer, in its sole discretion, permits otherwise, all distributions with respect to the portion of a Participant’s Account allocated to the Employer Stock Fund shall be made solely in shares of Common Stock. For purposes of making distributions with respect to amounts allocated to the Employer Stock Fund, any fractional shares credited to the Participant’s Account shall be rounded up to the nearest full share.

Despite the foregoing, the Plan Administrator may, but need not, prohibit or delay the liquidation, disposition, or acquisition of any Common Stock units by any Participant who is subject to short swing trading liability under Section 16(b) of the Securities and Exchange Act of 1934 if said liquidation, disposition, or acquisition may result in the imposition of such liability.

4.7                                 EXPENSES AND TAXES.  Expenses associated with the administration or operation of the Plan, including Trustee fees, shall be paid by the Employer from its general assets.  Any taxes allocable to an Account (or portion thereof) maintained under the Plan which are payable prior to the distribution of the Account (or portion thereof), as determined by the Employer, shall be paid by the Employer.

ARTICLE 5

ENTITLEMENT TO BENEFITS

5.1                                 FIXED PAYMENT DATES; TERMINATION OF EMPLOYMENT.  On his or her Form and Timing of Payment Election Form, a Participant shall select the manner of payment (as described in Section 6.2(b)) and shall select a fixed payment date for the payment or commencement of payment of his or her Account (or the Participant may select fixed payment dates for the payment or commencement of payment of portions of his or her Account), which will be valued and payable according to the provisions of Article 6. The minimum deferral period is a 24-month period, with all fixed payment date election payments to be made on January 1st of the year the distribution is to be made. Any portion of a salary deferral that qualifies for Employer matching contributions is only eligible for distribution at retirement, as is the Employer matching contribution. Such payment dates may be extended to later dates so long as elections to so extend the payment dates are made by the Participant at least six (6) months prior to the date on which the distribution is scheduled to be made or commence. Such payment dates may not be accelerated, except as provided in Section 5.2.  A Participant may elect on his or her Form and Timing of Payment Election an election each year they are eligible to participate.

A Participant who selects payment or commencement of payment of his or her Account (or portions thereof) on a fixed date or dates shall receive payment of his or her Account at the earlier of such fixed payment date or dates (as extended, if applicable) or his or her termination of employment with the Employer.

If a Participant’s employment with the Employer is terminated for any reason (other than by reason of Total and Permanent Disability) prior to attainment of Retirement Age or if a Participant does not make an election as provided above for any particular amounts hereunder, and the Participant terminates employment with the Employer for any reason, the

Participant’s Account at the date of such termination shall be valued and payable at or commencing at such termination according to the provisions of Article 6.

5.2                                 IMMEDIATE DISTRIBUTION ELECTION; TEN PERCENT PENALTY.  In addition to a Participant’s option to have payment or commencement of payment of his or her Account occur on the fixed payment date or on the Participant’s termination of employment as described in Section 5.1, a Participant may elect to have his or her Account (or a portion thereof) paid or commence to be paid as soon as possible upon his or her election.  Any amount paid pursuant to this Section shall be subject to a ten percent (10%) penalty, with the amount of the penalty permanently forfeited from the Participant’s Account and returned to the Employer on or about the date of the distribution. In addition, the Participant will be ineligible to participant in any manner in the Plan for a period not less than the balance of the Plan Year within which the distribution is made and the subsequent Plan Year.

Any Participant wishing to elect an immediate distribution pursuant to this Section must complete an Immediate Distribution Election Form. The distribution shall occur or commence as soon as is administratively feasible following the Employer’s receipt and approval of the Immediate Distribution Election Form.

5.3                                 HARDSHIP DISTRIBUTIONS.  In the event of financial hardship of the Participant, as hereinafter defined, the Participant may apply to the Employer for the distribution of all or any part of his or her Account. The Employer shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution.  Upon a finding of financial hardship, the Employer shall direct the appropriate distribution to the Participant from amounts held by the Trust in respect of the Participant’s vested account. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s vested account or the amount determined by the Employer to be necessary to alleviate the Participant’s financial hardship (which financial hardship may be considered to include any taxes due as a result of the distribution occurring because of this Section), and which is not reasonably available from other resources of the Participant. For purposes of this Section, the value of the Participant’s Account shall be determined as of the date of the distribution. “Financial hardship” means (a) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Employer.  A distribution may be made under this Section only with the consent of the Employer.

Notwithstanding the foregoing, the Employer may but need not deny a financial hardship withdrawal requested by any Participant who is subject to short swing trading liability of Section 16(b) of the Securities and Exchange Act of 1934 under circumstances in which said withdrawal may result in the imposition of such liability.

5.4                                 RE-EMPLOYMENT OF RECIPIENT.  If a Participant receiving installment distributions pursuant to Section 6.2 is re-employed by the Employer, the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible for benefits under Section 5.1 or 5.2, at which time such distribution shall commence, subject to the limitations and conditions contained in the Plan.

ARTICLE 6

DISTRIBUTION OF BENEFITS

6.1                                 AMOUNT.  A Participant (or his or her Beneficiary) shall become entitled to receive, within ninety (90) days following the earlier of the Participant’s termination of employment with the Employer or the date or dates selected by the Participant on his or her Form and Timing of Payment Election Form (or, if no such selection is made, on or about the date of the Participant’s termination of employment with the Employer), a distribution in an aggregate amount equal to the Participant’s vested Account.  A Participant may alternatively elect to receive an immediate distribution, subject to a ten percent (10%) penalty, of all or a portion of his or her Account pursuant to Section 5.2.  The Employer will pay any payment due hereunder from the Trust, which is not paid by the Trust for any reason, from its general assets.

6.2                                 METHOD OF PAYMENT.

(a)                                  Cash or In-Kind Payments.  Payments under the Plan (other than payments with respect to amounts deemed invested in Common Stock) shall be made in cash or in-kind, as elected by the Participant and as permitted by the Employer and the Trustee in their sole and absolute discretion subject, however, to Section 12.4 and any other applicable restrictions on transfer as may be applicable legally or contractually. Unless the Employer, in its sole discretion, permits otherwise, all amounts invested in Common Stock through the Employer Stock Fund shall be distributed in shares of Common Stock.

(b)                                 Timing and Manner of Payment.  Except as otherwise provided herein, in the case of distributions to a Participant or his or her Beneficiary by virtue of an entitlement pursuant to Sections 5.1 or 5.2, an aggregate amount equal to the Participant’s vested Account will be paid by the Trust or the Employer, as provided in Section 6.1, in a lump sum or in monthly or quarterly substantially equal installments for a period not to exceed fifteen (15) years (adjusted for gains and losses), as selected by the Participant as provided in Article 5.  If a Participant fails to designate properly the manner of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum.

If the whole or any part of a payment hereunder is to be in installments, the balance of the Participant’s Account not yet distributed shall continue to be deemed to be invested pursuant to Sections 4.1, 4.5 and 4.6 under such procedures as the Employer may establish, in which case any deemed income, gain, loss or expense or tax allocable thereto (as determined by the Trustee, in its discretion) shall be reflected in the installment payments in such equitable manner as the Trustee shall determine.

Notwithstanding the preceding, if at any time up to twenty-four (24) months following the Participant’s termination of employment with the Employer the Participant enters in Competition with the Employer, the Employer may accelerate the payment of the Participant’s benefits hereunder. Additionally, should a Participant be terminated on an Involuntary basis, the Employer has the right to accelerate payment of the Participant’s benefits hereunder.

6.3                                 DEATH BENEFITS.  If a Participant dies before terminating his or her employment with the Employer and before the commencement of payments to the Participant hereunder, the entire value of the Participant’s Account shall be paid, within ninety (90) days following the Participant’s death, in a lump sum, to the person or persons designated in accordance with Section 7.1.

Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the time and manner in which such benefits were otherwise to be payable to the Participant, or the Beneficiary may make an irrevocable election to receive the remaining balance in a lump sum.

6.4                                 DISABILITY BENEFITS.  If a Participant experiences a Total and Permanent Disability before terminating his or her employment with the Employer and before the commencement of payments to the Participant hereunder, the Participant shall become fully vested in his or her Account, and shall become entitled to receive (or to commence receiving) the entire balance of his or her Account in a single lump sum payment on the thirtieth (30th) day following the Total and Permanent Disability (or as soon thereafter as is administratively feasible). Notwithstanding the preceding, the Participant may irrevocably elect, prior to the end of such thirty (30) day period, to waive his or her right to a single lump sum payment and instead to receive his or her Account in installments as provided hereunder or pursuant to an alternative payment schedule offer by the Employer, including a schedule which takes into account the payments the Participant receives under the group long term disability plan maintained by the Employer. If such waiver election is timely made, the Participant shall receive his or her entire Account balance at the time and in the manner designated by the Participant on the form supplied by the Employer on which such waiver election is made.

6.5                                 CHANGE IN CONTROL.  Notwithstanding anything herein to the contrary, upon a Change in Control of the Employer, each Participant shall become fully vested in his of her Account, and shall become entitled to receive the entire balance of his of her Account in a single lump sum payment on the thirtieth (30th) day following the Change in Control (or as soon as administratively feasible). Notwithstanding the preceding, the Participant may irrevocably elect, prior to the end of such thirty (30) day period, to waive his or her right to receive such a Change in Control distribution. If such waiver election is timely made, the Participant shall receive his or her entire Account balance at the time designated in the most recent Participant Enrollment and Election Form received by the Committee from the

Participant, or, if no election as to timing of Account distribution has been made on the Participant’s Enrollment and Election Form, at the time the Participant terminates employment with the Employer.

ARTICLE 7

BENEFICIARIES; PARTICIPANT DATA

7.1                                 DESIGNATION OF BENEFICIARIES.  Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant’s spouse, if then living, but otherwise to the Participant’s then living descendants, if any, per stirpes, but, if none, to the Participant’s estate.  In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator.  If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Employer deems to be appropriate.

7.2                                 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES.  Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan.  The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer determines.  If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable.  If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

ARTICLE 8

ADMINISTRATION

8.1                                 PLAN COMMITTEE.  Notwithstanding any other provision of the Plan document, any member of the Plan Committee or any other officer or employee of the Employer who exercises discretion or authority on behalf of the Employer shall not be a fiduciary of the Plan merely by virtue of his or her exercise of such discretion or authority.  The Board shall identify the Employer’s officers and employees who shall serve as members of the Plan Committee.  Because this Plan is a “top hat” arrangement, the Plan Committee shall not be subject to the duties imposed by the provisions of Part 4 of Title I of ERISA.

8.2                                 ADMINISTRATIVE AUTHORITY.  Except as otherwise specifically provided herein, the Plan Committee shall have the sole responsibility for and the sole discretion over the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, discretion and responsibility to:

(a)                                  Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

(b)                                 Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c)                                  Implement the Plan in accordance with its terms and the rules and regulations adopted as described above.

(d)                                 Make determinations with respect to the eligibility of any Eligible Employee to be or continue as a Participant and make determinations concerning the crediting of Accounts.

(e)                                  Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons.  The Employer shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities.  Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Employer. Further, the Employer may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such notified person shall have been notified of the revocation of such authority.

8.3                                 UNIFORMITY OF DISCRETIONARY ACTS.  Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

8.4                                 LITIGATION.  Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

8.5                                 CLAIMS PROCEDURE.  Any person claiming a benefit under the Plan (a “Claimant”) shall present the claim, in writing, to the Employer, and the Employer shall respond in writing.  If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

(a)                                  The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

(b)                                 A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(c)                                  An explanation of the Plan’s claims review procedure.

The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within ninety (90) days after the Employer’s receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension shall be furnished by the Employer to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.  Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Employer expects to render a decision on the claim.  Any claim not granted or denied within the period noted above shall be deemed to have been denied.

Any Claimant whose claim is denied, or deemed to have been denied under the preceding sentence (or such Claimant’s authorized representative), may, within sixty (60) days after the Claimant’s receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Employer.  Upon such a request for review, the claim shall be reviewed by the Employer (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing.  In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

The decision on review normally shall be made within sixty (60) days of the Employer’s receipt of the request for review.  If an extension of time is required due to special circumstances, the Employer shall notify the Claimant, in writing, and the time limit for the decision on review shall be extended to one hundred twenty (120) days.  The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based.  The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above.  If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review.  All decisions on review shall be final and binding with respect to all concerned parties.

ARTICLE 9

AMENDMENT

9.1                                 RIGHT TO AMEND.  The Employer, by action of its Board of Directors, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

9.2                                 AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN.  Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Employer, by action of its Board of Directors, at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA sections 201(2), 301(a)(3), and 401(a)(1), and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code).  No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

ARTICLE 10

TERMINATION

10.1                           EMPLOYER’S RIGHT TO TERMINATE OR SUSPEND PLAN.  The Employer reserves the right to terminate the Plan and/or its obligation to make further credits to Plan Accounts, by action of its Board of Directors.  The Employer also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, by action of its Board of Directors.

10.2                           AUTOMATIC TERMINATION OF PLAN.  The Plan automatically shall terminate upon the dissolution of the Employer, or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to specifically adopt and agree to continue the Plan.

10.3                           SUSPENSION OF DEFERRALS.  In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than Compensation Deferrals, during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with Articles 5 and 6.

10.4                           ALLOCATION AND DISTRIBUTION.  This Section shall become operative on a complete termination of the Plan.  The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable.  Upon the effective date of any such event, notwithstanding any other provisions of the Plan, no persons who were not theretofore Participants shall be eligible to become Participants, the value of the interest of all Participants and Beneficiaries shall be determined and, after deduction of estimated expenses in liquidating and, if applicable, paying Plan benefits, paid to them as soon as is practicable after such termination in a lump sum payment.

10.5                           SUCCESSOR TO EMPLOYER.  Any corporation or other business organization which is a successor to the Employer by reason of a consolidation, merger or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body.  If, within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan shall be automatically terminated, and the provisions of Section 10.4 shall become operative.

ARTICLE 11

THE TRUST

The Employer shall establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Employer and the Trustee, or the Employer shall cause to be maintained one or more separate sub-accounts in an existing Trust maintained with the Trustee with respect to one or more other plans of the Employer, which sub-account or sub-accounts represent Participants’ interests in the Plan.  Any such Trust shall be intended to be treated as a “grantor trust” under the Code and the establishment of the Trust or the utilization of any existing Trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

ARTICLE 12

MISCELLANEOUS

12.1                           STATUS OF PARTICIPANTS.

(a)                                  Employees, Participants and Inactive Participants under this Plan shall have the status of general unsecured creditors of the Employer;

(b)                                 This Plan constitutes a mere promise by the Employer to make benefit payments in the future;

(c)                                  Any trust to which this Plan refers (i.e. any trust created by the Employer and any assets held by the trust to assist the Employer in meeting its obligations under the Plan) shall be based on the terms of the model trust described in Revenue Procedure 92-64; and

(d)                                 It is the intention of the parties that the arrangements under this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

12.2                           LIMITATIONS ON LIABILITY OF EMPLOYER.  Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employer thereof except as provided by law or by any Plan provision.  The Employer does not in any way guarantee any Participant’s Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason.  In no event shall the Employer, or any successor, employee, officer, director or stockholder of the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

12.3                           CONSTRUCTION.  If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.  For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular.  Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.  The laws of the State of Virginia shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States.  Participation under the Plan will not alter the Participant’s status as an (at will) employee nor give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the rights of a general unsecured creditor of the Employer.

12.4                           EMPLOYER STOCK SUBJECT TO PLAN.

(a)                                  Changes in Capital Structure.  Subject to any required action by the shareholders and directors of the Employer, the number of units of Common Stock allocable to the

Account of any Participant and the number of shares of Common Stock distributable from the Account of any Participant and the per-unit value or per-share price thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, combination, reclassification, the payment of a stock dividend on the Common Stock or any other increase of decrease in the number of such shares of Common Stock effected without receipt of consideration by the Employer. The Employer, whose determination, shall make such adjustment in that respect shall be final, binding and conclusive.

The Employer may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the number or class of securities covered by the Plan, as well as the value thereof or price to be paid therefore, in the event of the Employer’s effecting one or more reorganizations, recapitalizations, rights, offerings, or other increase or reductions of the number of shares of its outstanding Common Stock, or in the event of the Employer’s being consolidated with or merged into any other corporation. Unless otherwise determined by the Employer, upon the dissolution or liquidation of the Employer or upon any merger or consolidation in any Plan Year, if the Employer is not the surviving corporation, a Participant’s right to receive shares of Common Stock hereunder shall terminate and thereupon become null and void.

(b)                                 Necessary Actions.  To the extent required by law, as determined by the Employer, the adoption of the Plan shall be subject to approval by the affirmative vote of the shareholders of the Employer in accordance with applicable federal or state laws. Shares of Common Stock shall not be issued under the Plan unless the issuance and delivery of such securities pursuant thereto shall comply with all relevant provisions of federal, state, and local securities laws. As a condition to the issuance of securities under the Plan, the Employer may require the Participant to represent and warrant, at the time of any allocation of securities, that the securities are being acquired only for investment and without any present intention to sell or distribute such securities if, in the opinion of the Employer, such a representation is required by any of the aforementioned relevant provisions of law. During the term of this Plan, the Employer will at all times reserve and keep available the number of securities as shall be sufficient to satisfy the requirements of the Plan. Inability of the Employer to obtain pertinent approval or exemption from any regulatory body having jurisdiction and authority deemed by the Employer to be necessary to the lawful allocation, issuance, or dale of any securities hereunder shall relieve the Employer of any liability in respect of the nonallocation, nonissuance, or nonsale of such securities as to which such requisite authority shall not have been obtained.

IN WITNESS WHEREOF, the Employer has caused the Plan to be executed and its seal to be affixed hereto, effective as of the 1st day of January 2003.

ATTEST/WITNESS:		THE MILLS CORPORATION

/s/ Robert Jones		By:	/s/ Michael Rodis	(SEAL)

Print:	Robert Jones	Print Name:	Michael Rodis

Date:	January 2, 2003